Exhibit 10.4

STRATEGIC BUSINESS AGREEMENT

between

OJI PAPER CO., LTD.

and

VOTORANTIM CELULOSE E PAPEL S.A.

Dated as of August 6th, 2007

i

Section 8.12 Independent Contractor	19
Section 8.13 Severability of Provisions	19
Section 8.14 Force Majeure	19
Section 8.15 Official Language	19
Section 8.16 Translation	20
ARTICLE IX ACKNOWLEDGEMENTS	20
Section 9.01 Acknowledgements of Oji and VCP	20

Schedules

1.01(a)	Current Technology
4.01(a)	Thermal Paper Products Ready for Commercialization

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PREAMBLE

This STRATEGIC BUSINESS AGREEMENT (the “Agreement”) is made as of August 6, 2007 by and between OJI PAPER CO., LTD., a Japanese corporation having its registered office at 7-5, Ginza 4-Chome, Chuo-ku, Tokyo, 104-0061, Japan (“Oji”) and VOTORANTIM CELULOSE E PAPEL S.A., a Brazilian corporation having its registered office at Alameda Santos, 1357, 6th floor, Cerqueira Cesar, 01419-908, Sao Paulo, SP, Brazil, registered at CNPJ under No 60.643.228-0001-21 (“VCP”)

RECITALS

WHEREAS, there is a long history of mutually beneficial cooperation between Oji and VCP;

WHEREAS, Oji and VCP are currently parties to a Technology Transfer Agreement, dated as of October 4, 2004 (the “2004 Agreement”), pursuant to which Oji has licensed the Current Technology (as defined below) to VCP;

WHEREAS, Oji and VCP wish to terminate the 2004 Agreement and extend and expand their relationship as provided herein; and

WHEREAS, Oji and VCP intend through this Agreement to collaborate on future Improvements (as defined below) of the Current Technology and the New Technology (as defined below) in order to enhance the economic efficiency through the exchange of Trade-Secrets, Trade Marks and Copyrights of (a) the use of such Current Technology and New Technology and (b) the development of such Improvements to such Current Technology and New Technology;

NOW THEREFORE, in consideration of the premises and mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Oji and VCP hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“2004 Agreement” shall have the meaning set forth in the Recitals.

“Additional Territory” shall have the meaning set forth in Section 5.01(a).

“Additional Territory Distributor” shall have the meaning set forth in Section 5.01(b).

“Additional Territory Written Consent” shall have the meaning set forth in Section 5.01(a).

“Additional Thermal Paper Products” shall have the meaning set forth in Section 4.01(b).

“Agreement” shall have the meaning set forth in the Preamble, and shall include all Exhibits and Schedules attached hereto.

“Base Paper” shall mean any cellulose substrate capable of receiving a heat-sensitive coating designed to exhibit an image upon heat activation, normally from a thermal print head, which may be either overcoated or non-overcoated, depending on the end-use application (which may or may not include an impact printing process).

“Breach Notice” shall have the meaning set forth in Section 6.06(a).

“Business Day” shall mean any day that is not a Saturday or Sunday or other day on which commercial banks in New York are authorized or required by law to close.

“Contract Year” shall mean, with respect to the first Contract Year, the period beginning on the date hereof and ending on the one year anniversary of this Agreement, and with respect to the second Contract Year and each Contract Year thereafter, each successive year commencing the date hereof and ending upon the expiration of the Royalty License.

“Change of Control” shall mean, with respect to either party to this Agreement, (a) any conveyance, transfer, lease, sale or disposition of all or substantially all of such party’s assets to any Person or Persons or (b) any acquisition of ownership by any Person or group of related Persons, whether directly or indirectly, of fifty percent (50%) or more of the issued and outstanding voting securities of such party.

“Confidential Information” shall have the meaning set forth in Section 6.01.

“Copyrights” shall mean mask works, rights of publicity and privacy, and copyrights of works of authorship of any type, including software, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common law rights thereto, and all other rights associated therewith.

“Counter Offer Purchase Price” shall have the meaning set forth in Section 5.03(c).

“Cure Period” shall have the meaning set forth in Section 6.06(a).

“Current Technology” shall mean Oji’s Intellectual Property that was licensed to VCP pursuant to the 2004 Agreement, including any of Oji’s Intellectual Property that was or is used in the manufacture, sale or distribution of any Thermal Paper Product being sold as of the date hereof under the product legacy names set forth on Schedule 1.01(a).

“Disclosing Party” shall have the meaning set forth in Section 6.01.

“Exclusive Territory” shall mean the Federative Republic of Brazil.

“Exclusive Territory License Amount” shall mean, with respect to a specified period of time, the amount payable to Oji by VCP under Sections 3.01 with respect to the sale or distribution of Licensed Thermal Paper Products in the Exclusive Territory.

“Exclusivity Period” shall have the meaning set forth in Section 5.03(d).

“Fair Market Value” shall mean either the last Oji Effective Price for applicable Thermal Paper Products or the last VCP Effective Price for applicable Licensed Thermal Paper Products.

“Five Year Licensed Thermal Paper Product” shall have them meaning set forth in Section 3.01(a).

“Improvements” shall mean any Intellectual Property designated as improvements to the Current Technology or the New Technology by (i) Oji or its Subsidiaries (such designation being consistent with past practice), if developed by Oji or its Subsidiaries, or (ii) VCP (such designation consistent with past practice), if developed by VCP.

“Initial Term” shall have the meaning set forth in Section 7.01.

“Intellectual Property” shall mean (a) Patents, (b) Trademarks, (c) Copyrights and (d) Trade Secrets.

“Law” shall mean any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Licensed Thermal Paper Products” shall mean Thermal Paper Products manufactured, sold or distributed using the Current Technology or the New Technology, or any Improvements thereto that may be required to be licensed to VCP pursuant to Section 4.02.

“Liquidated Damages” shall have the meaning set forth in Section 6.06(a).

“Losses” shall have the meaning set forth in Section 8.05(a)

“Marketing Research” shall have the meaning set forth in Section 4.01(c).

“Mill Survey” shall have the meaning set forth in Section 5.06.

“Net Sales Price” shall mean the invoice price, less applicable sales tax or charges, discounts, freight charges, and credits for returns.

“New Technology” shall mean all Intellectual Property provided by Oji or its Subsidiaries to VCP pursuant to the terms of Section 4.01 on or after the date hereof used or to be used in the production of Thermal Paper Products (whether such products are sold under new product legacy names or the same product legacy names listed on Schedule 1.01(a)) pursuant to the terms of this Agreement and designated as new technology by Oji or its Subsidiaries (such designation being consistent with past practice), including the formula, production techniques of base paper, preparation techniques of the color and related equipment, coating techniques and related equipment, finishing equipment, quality control techniques for raw materials, and other technical information and know-how.

“New Technology Transfer Date” shall mean, with respect to New Technology necessary to manufacture a particular Selected Thermal Paper Product, the date on which Oji or one of its Subsidiaries provides VCP with a know-how book that describes in reasonably adequate detail such New Technology.

“New Technology Transfer Program” shall have the meaning set forth in Section 4.02(d).

“New Thermal Paper Products” shall have the meaning set forth in Section 4.01(b).

“Non-Exclusive Territory” shall mean Belize; Republic of Guatemala; Republic of Honduras; Republic of El Salvador; Republic of Nicaragua; Republic of Costa Rica; Republic of Panama; Republic of Trinidad and Tobago; Commonwealth of the Bahamas; Republic of Cuba; Republic of Haiti; Commonwealth of Dominica; Dominican Republic; Jamaica; Republic of Venezuela; Cooperative Republic of Guyana; Republic of Suriname; Republic of Columbia; Republic of Ecuador; Republic of Peru; Republic of Bolivia; Republic of Paraguay; Republic of Chile; Oriental Republic of Uruguay; Argentine Republic; Barbados; Saint Vincent and the Grenadines; Saint Lucia; Antigua and Barbuda; Federation of Saint Kitts and Nevis; the following dependant territories of the United Kingdom of Great Britain and Northern Ireland: Anguilla; Bermuda; British Virgin Islands, Cayman Islands, Falkland Islands, Montserrat, South Georgia and the South Sandwich Islands, and the Turks and Caicos Islands; the following territories of the French Republic: Guadalupe, Martinique and French Guiana; and, the following dependant territories of the Kingdom of the Netherlands: Aruba and Netherlands Antilles.

“Non-Renewal Notice” shall have the meaning set forth in Section 7.02.

“Oji” shall have the meaning set forth in the Preamble.

“Oji Effective Price” shall mean the per unit price for each type of Thermal Paper Product.

“Oji Effective Price Period” shall mean with respect to any particular Oji Effective Price, a period commencing when Oji or its Subsidiaries first offers such Oji Effective Price to any Person and ending when Oji or its Subsidiaries increases such Oji Effective Price offered to any Person with a similar credit rating and on similar credit terms with respect to purchases of similar quantities of such Thermal Paper Products of a similar quality and grade and taking into account all other material terms and conditions related to such sale.

“Oji Offer” shall have the meaning set forth in Section 5.03(b).

“Oji Technology Thermal Paper Product” shall have the meaning set forth in Section 5.01(a).

“Other Products” shall mean Thermal Paper Products manufactured using technology licensed from a party other than Oji or its Subsidiaries.

“Patents” shall mean, in any jurisdiction throughout the world, patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties and conventions.

“Perpetual License” shall have the meaning set forth in Section 3.01(a).

“Person” shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Receiving Party” shall have the meaning set forth in Section 6.01.

“Royalty License” shall have the meaning set forth in Section 3.01(a).

“Sale Assets” shall have the meaning set forth in Section 5.03(a).

“Sale Notice” shall have the meaning set forth in Section 5.03(a).

“Selected Thermal Paper Products” shall have the meaning set forth in Section 4.01(c).

“Service Deductible” shall have the meaning set forth in Section 4.03(d).

“Statement of No Interest” shall have the meaning set forth in Section 5.03(b).

“Strategy Meeting” shall have the meaning set forth in Section 5.05.

“Subsidiary” shall mean, with respect to Oji, Kanzan Spezialpapiere GmbH, Kanzaki Specialty Papers, Inc., Oji Paper (Thailand) Ltd. and any corporation, partnership, limited partnership, limited liability company or other entity that manufactures, sells or distributes Thermal Paper Products and as to which Oji, directly or indirectly (including through one or more Subsidiaries), owns a majority of the outstanding shares of stock or other ownership interests having voting power under ordinary circumstances to elect directors of such corporation or other Persons performing similar functions for such entity; and shall mean, as to any other specified Person, any corporation, partnership, limited partnership, limited liability company or other entity as to which the specified Person, directly or indirectly (including through one or more Subsidiaries), owns a majority of the outstanding shares of stock or other ownership interests having voting power under ordinary circumstances to elect directors of such corporation or other Persons performing similar functions for such entity.

“Term” shall have the meaning set forth in Section 7.02.

“Thermal Paper Product” shall mean any cellulose substrate coated with a heat-sensitive coating, through a chemical reaction, designed to exhibit an image upon heat activation, through a chemical reaction, normally from a thermal print head, which may be either overcoated or non-overcoated, depending on the end-use application (which may or may not include an impact printing process).

“Trade Secrets” shall mean trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques (included in related know-how books), research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information (such pricing and cost information limited to information relating to the Licensed Thermal Paper Products and not including pricing and cost information for unrelated products), business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Trademarks” shall mean trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, and all other rights associated therewith.

“VCP” shall have the meaning set forth in the Preamble.

“VCP Acceptance” shall have the meaning set forth in Section 5.03(c).

“VCP Counter Offer” shall have the meaning set forth in Section 5.03(c).

“VCP Effective Price” shall mean the per unit price for each type of Licensed Thermal Paper Product.

“VCP Effective Price Period” shall mean with respect to any particular VCP Effective Price, a period commencing when VCP or its Subsidiaries first offers such VCP Effective Price to any Person and ending when VCP or its Subsidiaries increases such VCP Effective Price offered to any Person with a similar credit rating and on similar credit terms with respect to purchases of similar quantities of such Licensed Thermal Paper Products of a similar quality and grade and taking into account all other material terms and conditions related to such sale.

“Written Analysis” shall have the meaning set forth is Section 3.02(a).

Section 1.02 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws in effect as of Closing;

(h) references to a Person are also to its successors and permitted assigns; and

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

TERMINATION OF THE 2004 AGREEMENT

Section 2.01 Termination of the 2004 Agreement. Except as explicitly provided for herein, the 2004 Agreement is hereby terminated and is of no further force and effect; provided, however, that (a) those obligations on the part of either Oji or VCP contained in Section 13 and 16(b) of the 2004 Agreement shall survive the termination of such agreement, (b) VCP shall remain liable to Oji for all amounts due and unpaid under the 2004 Agreement and (c) nothing shall relieve either Oji or VCP for any liability resulting from any breach of the 2004 Agreement. For purposes of clarity, after the termination of the 2004 Agreement, Oji shall remain the sole owner of the Current Technology and, except as limited by this Agreement, reserves the right in any manner to license, use or sell the Current Technology and in any manner to make, use, sell or distribute Thermal Paper Products manufactured, sold or distributed using the Current Technology.

ARTICLE III

MANUFACTURING LICENSE; ROYALTIES AND PAYMENT

Section 3.01 License. (a) Oji hereby grants and agrees to grant to VCP a non-assignable license to use the Current Technology and the New Technology, and any Improvements thereto that may be required to be licensed pursuant to Section 4.02, to (i) be the exclusive (even as to Oji) manufacturer of Licensed Thermal Paper Products in the Exclusive Territory, (ii) be the exclusive (even as to Oji) seller or distributor of Licensed Thermal Paper Products in the Exclusive Territory and (iii) to be a non-exclusive seller or distributor of Licensed Thermal Paper Products in the Non-Exclusive Territory, in each case until the end of the Term or, with respect to Thermal Paper Products manufactured using New Technology having a New Technology Transfer Date of October 4, 2009 or later, the later of (x) the fifth anniversary of the New Technology Transfer Date and (y) the end of the Term (the “Royalty License”); provided, however, that for each Licensed Thermal Paper Product for which VCP has paid Oji five years of royalties pursuant to the terms of this Agreement (a “Five Year Licensed Thermal Paper Product”), the Royalty License with regard to such Five Year Licensed Thermal Paper Product shall be converted automatically into a non-assignable, royalty free license to non-exclusively manufacture such Licensed Thermal Paper Product in the Exclusive Territory and non-exclusively sell or distribute such Licensed Thermal Paper Product in the Exclusive Territory and the Non-Exclusive Territory (a “Perpetual License”). Notwithstanding the foregoing, the Royalty License shall not be converted into a Perpetual License with regard to any Five Year Licensed Thermal Paper Product while VCP is in breach of this Agreement in any material respect. If the Royalty License is to be converted into a Perpetual License with respect to a Five Year Licensed Thermal Paper Product pursuant to the terms of this Section 3.01, then no action need be taken by Oji to convert such Royalty License with respect to such Five Year Licensed Thermal Paper Product into a Perpetual License, it being understood that once a Perpetual License for a Five Year Thermal Paper Product is obtained pursuant to this Section 3.01, such Perpetual License may not be revoked even due to a subsequent breach of this Agreement by VCP. Upon expiration of the Royalty License pursuant to the terms of this Agreement, VCP shall no longer have any rights to manufacture any Licensed Thermal Paper Products that are not the subject of a Perpetual License granted pursuant to the terms of this Section 3.01. VCP shall not have the right to use the Current Technology and the New Technology, and any Improvements thereto that may be required to be licensed pursuant to Section 4.02, for any purpose not expressly granted by this Agreement.

(b) VCP may not use any of the Current Technology or New Technology for any purpose not specifically enumerated in this Agreement.

(c) VCP shall pay Oji royalties on the Net Sales Price of all products sold or distributed under the Royalty License in the following amounts:

(i) Two percent (2.0%) on Thermal Paper Products manufactured, sold or distributed using any of the Trade Secrets contained in the Current Technology, from the date hereof through December 31, 2007.

(ii) One and one-half percent (1.5%) on Thermal Paper Products manufactured, sold or distributed using any of the Trade Secrets contained in the Current Technology relating to the manufacture, sale or distribution of Thermal Paper Products listed as items 1 and 2 on Schedule 1.01(a), from January 1, 2008 to December 31, 2008.

(iii) One percent (1.0%) on Thermal Paper Products manufactured, sold or distributed using any of the Trade Secrets contained in the Current Technology relating to the manufacture, sale or distribution of Thermal Paper Products listed as items 3 and 4 on Schedule 1.01(a), from January 1, 2008 through December 31, 2008.

(iv) One percent (1.0%) on Thermal Paper Products manufactured, sold or distributed using any of the Trade Secrets contained in the Current Technology, from January 1, 2009 until a Perpetual License is granted for such Thermal Paper Products.

(v) Three and one-half percent (3.5%) on Selected Thermal Paper Products manufactured, sold or distributed using any New Technology with a New Technology Transfer Date prior to October 4, 2009, from the date hereof through October 3, 2009.

(vi) Two and one-half percent (2.5%) on Selected Thermal Paper Products manufactured, sold or distributed using any New Technology with a New Technology Transfer Date prior to October 4, 2009, from October 4, 2009 through October 3, 2011.

(vii) Two percent (2.0%) on Selected Thermal Paper Products manufactured, sold or distributed using any New Technology with a New Technology Transfer Date prior to October 4, 2009, from October 4, 2011, through October 3, 2012.

(viii) One and one-half percent (1.5%) on Selected Thermal Paper Products manufactured, sold or distributed using any New Technology with a New Technology Transfer Date prior to October 4, 2009, from October 4, 2012 through October 3, 2013.

(ix) One percent (1.0%) on Selected Thermal Paper Products manufactured, sold or distributed using any New Technology with a New Technology Transfer Date prior to October 4, 2009, from October 4, 2013 until a Perpetual License is granted for such Selected Thermal Paper Products.

(x) Two and one-half percent (2.5%) on Selected Thermal Paper Products manufactured, sold or distributed using any New Technology with a New Technology Transfer Date on or after October 4, 2009, from the New Technology Transfer Date of such New Technology until the second anniversary of such date (such royalty payments shall extend beyond the Term if, and only if, this Agreement terminates pursuant to Sections 7.03(b), 7.03(e)(i), 7.03(e)(ii), 7.03(e)(iii), 7.03(e)(iv), 7.03(e)(v) or 7.03(e)(vi)).

(xi) Two percent (2.0%) on Selected Thermal Paper Products manufactured, sold or distributed using any New Technology with a New Technology Transfer Date on or after October 4, 2009, from the second anniversary of the New Technology Transfer Date of such New Technology until the third anniversary of such date (such royalty payments shall extend beyond the Term if, and only if, this Agreement terminates pursuant to Sections 7.03(b), 7.03(e)(i), 7.03(e)(ii), 7.03(e)(iii), 7.03(e)(iv), 7.03(e)(v) or 7.03(e)(vi)).

(xii) One and one-half percent (1.5%) on Selected Thermal Paper Products manufactured, sold or distributed using any New Technology with a New Technology Transfer Date on or after October 4, 2009, from the third anniversary of the New Technology Transfer Date of such New Technology until the fourth anniversary of such date (such royalty payments shall extend beyond the Term if, and only if, this Agreement terminates pursuant to Sections 7.03(b), 7.03(e)(i), 7.03(e)(ii), 7.03(e)(iii), 7.03(e)(iv), 7.03(e)(v) or 7.03(e)(vi)).

(xiii) One percent (1.0%) on Selected Thermal Paper Products manufactured, sold or distributed using any New Technology with a New Technology Transfer Date on or after October 4, 2009, from the fourth anniversary of the New Technology Transfer Date for such New Technology until the Royalty License is converted into a Perpetual License for such Selected Thermal Paper Products pursuant to Section 3.01(a) (such royalty payments shall extend beyond the Term if, and only if, this Agreement terminates pursuant to Sections 7.03(b), 7.03(e)(i), 7.03(e)(ii), 7.03(e)(iii), 7.03(e)(iv), 7.03(e)(v) or 7.03(e)(vi)).

Notwithstanding anything to the contrary contained in this Section 3.01, the royalty rate contained in any subsection (v) through (xiii) of this Section 3.01 shall be reduced by one quarter of one percent (0.25%) on Selected Thermal Paper Products described in any such subsection that do not have a Patent on file and in effect in the Exclusive Territory.

(d) Oji and/or its Subsidiaries are the sole owners of the Current Technology and the New Technology, and any Improvements thereto required to be licensed to VCP pursuant to Section 4.02, and, except as limited by this Agreement, Oji and its Subsidiaries reserve the right in any manner to license, use or sell the Current Technology or the New Technology, or any such Improvements thereto, and in any manner to make, use, sell or distribute Thermal Paper Products manufactured, sold or distributed using the Current Technology or the New Technology.

(e) For avoidance of doubt, Oji and VCP agree and acknowledge that nothing in this Agreement shall be construed to limit VCP’s rights or ability to manufacture, sell or distribute Other Products in the Exclusive Territory or Non-Exclusive Territory, provided that (i) such Other Products are limited to light weight (60 grams or less), non-overcoated Thermal Paper Products and (ii) do not exceed three thousand, five hundred (3,500) metric tons in any given Contract Year. Notwithstanding anything to the contrary in this Agreement, VCP may not manufacture, sell or distribute Other Products in the Exclusive Territory or the Non-Exclusive Territory except for such Other Products that (i) are light weight (60 grams or less), non-overcoated Thermal Paper Products and (ii) do not exceed three thousand, five hundred (3,500) metric tons in any given Contract Year. Oji and VCP further acknowledge and agree that VCP may sell or distribute Licensed Thermal Paper Products through its agents as if VCP had sold or distributed such Licensed Thermal Paper Products directly itself.

Section 3.02 Sales Requirements. (a) For each Contract Year until the expiration of the Royalty License, VCP shall use all commercially reasonable efforts to sell or distribute a unit volume of Licensed Thermal Paper Products in the Exclusive Territory that equals or exceeds eighty percent (80%) of the units of Licensed Thermal Paper Products sold by VCP in the Exclusive Territory during the immediately preceding Contract Year (and for the first Contract Year, the immediately preceding twelve (12) month period) (the “Sales Threshold”). If the unit volume of Licensed Thermal Paper Products sold or distributed by VCP in the Exclusive Territory during any Contract Year is below the Sales Threshold, then VCP shall provide Oji with a written analysis of the reasons for such sales performance (the “Written Analysis”) within 30 days of the end of such Contract Year. After receipt of such Written Analysis, Oji shall have the option to (i) work with VCP to bolster sales and address any issues raised by VCP in the Written Analysis, (ii) terminate this Agreement, but only if (a) Oji reasonably and in good faith expects that VCP will be unable to meet the Sales Threshold in a second consecutive Contract Year and provides VCP with a written analysis supporting such conclusion or (b) VCP has missed the Sales Threshold in two consecutive Contract Years.

(b) Until the end of the expiration of the Royalty License, VCP shall use commercially reasonable efforts to maximize the volume of Licensed Thermal Paper Products sold or distributed by VCP in the Non-Exclusive Territory, subject to and consistent with VCP’s obligations to meet the Sales Threshold in the Exclusive Territory for any given Contract Year, and further subject to the sale and distribution of those Other Products it is permitted to sell pursuant to the terms of Section 3.01(e).

Section 3.03 Payment. (a) Amounts due pursuant to Section 3.01 on Thermal Paper Products sold by VCP shall be calculated every calendar quarter based on the average Net Sales Price of each different type of Thermal Paper Product sold during such calendar quarter.

(b) Amounts due pursuant to Section 3.01 shall be paid within thirty (30) days of the close of the calendar quarter in which such amounts become due.

(c) All payments made hereunder shall be made in U.S. dollars, after deducting any withholding taxes imposed under the Laws of the Federative Republic of Brazil, by wire transfer of immediately available funds to Oji’s account with such bank as Oji may designate from time to time by written notice to VCP.

(d) For purposes of determining the amount of any payment due to Oji under this Agreement:

(i) amounts in Brazilian reais shall be converted to U.S. dollars by applying the exchange rate announced by the Brazilian Central Bank as of the close of business on the last Business Day of the calendar quarter in which such amounts become due;

(ii) any amounts that may be in currencies other than reais or U.S. dollars shall first be converted to Brazilian reais by applying the applicable exchange rate announced by the Brazilian Central Bank as of the close of business on the last Business Day of the calendar quarter in which such amounts become due and then shall be converted to U.S. dollars by applying the exchange rate announced by the Brazilian Central Bank as of the close of business on such date.

(e) In the event that VCP fails to pay any amounts owing to Oji pursuant to Section 3.01 within the time allotted for such payment by this Section 3.04, then VCP shall pay interest on all amounts at a rate of ten percent (10%) per annum, calculated daily, until such monies are paid in full; provided, however, that the delay in payment of such amounts is not a result of foreign exchange control Laws of Brazil, in which case VCP shall promptly notify Oji of the reasons for the delay and consult with Oji in good faith about the settlement of such delayed payment.

Section 3.04 Keeping of Records; Audit. (a) VCP shall maintain accurate records of product type, manufacturing unit volume, sales unit quantity, pricing, net sales, customer name and country of sale or distribution for all Licensed Thermal Paper Products manufactured, sold or distributed by VCP in sufficient detail to accurately carry out the calculations required pursuant to Section 3.01. VCP shall provide to Oji within thirty (30) days after the end of each calendar quarter a written statement showing the results of product type, manufacturing unit volume, sales unit quantity, pricing, net sales, customer name and country of sale or distribution for each type of Licensed Thermal Paper Product manufactured, sold or distributed during such calendar quarter (in sufficient detail to audit the calculations required pursuant to Section 3.01) and the total amount payable to Oji thereon.

(b) VCP shall grant Oji’s auditors or other representatives reasonable access to and inspection of such records and documents as are necessary or desirable to verify the accuracy of the records, statements and other information referenced in Section 3.04(a) at any time during VCP’s normal business hours and shall afford all necessary facilities and assistance to such auditors or other representatives.

ARTICLE IV

NEW TECHNOLOGY AND IMPROVEMENTS

Section 4.01 New Technology. (a) Schedule 4.01 attached hereto includes a list of all currently existing Thermal Paper Products developed by Oji or its Subsidiaries and designated by Oji or its Subsidiaries as ready for the commercialization process (such designation being consistent with past practice), in respect of production techniques not licensed to VCP as of the date hereof. For an abundance of clarity, Intellectual Property used to manufacture, sell or distribute Thermal Paper Products set forth on Schedule 4.01 previously has not been licensed to VCP and may become New Technology pursuant to this Section 4.01. Oji shall give VCP notice of any Thermal Paper Product not listed on Schedules 1.01(a) and 4.01 and developed after the date hereof by Oji or its Subsidiaries (an “Additional Thermal Paper Product,” and together with those Thermal Paper Products listed on Schedule 4.01, the “New Thermal Paper Products”) promptly after such Additional Thermal Paper Product is designated as ready for the commercialization process by Oji or its Subsidiaries (such designation being consistent with past practice). In the event VCP wishes to challenge a determination, or lack thereof, by Oji or its Subsidiaries as to the designation of certain Intellectual Property owned by Oji or its Subsidiaries as an Additional Thermal Paper Product or the readiness of an Additional Thermal Paper Product for commercialization, Oji and VCP agree to submit such dispute to arbitration pursuant to Section 8.04.

(b) In the event that VCP wishes to manufacture and sell or distribute one or more New Thermal Paper Products, Oji shall share with VCP information regarding such New Thermal Paper Products’ uses and applications, main raw materials, cost information and necessity of production line changes, based on which VCP shall gather commercially reasonable market information (the “Marketing Research”) and share such information with Oji to determine, jointly with Oji, whether there is sufficient demand for each such New Thermal Paper Product in the Exclusive Territory or Non-Exclusive Territory to merit a start of production. Based on the Marketing Research, Oji shall work together with VCP to jointly select one or more New Thermal Paper Products that best suit the demand for Thermal Paper identified in the Marketing Research (“Selected Thermal Paper Products”) and Oji shall, or shall cause its Subsidiaries to, provide VCP with a know-how book that describes in reasonably adequate detail the New Technology necessary to manufacture such Selected Thermal Paper Products.

(c) Oji and VCP shall mutually devise and execute a program to provide VCP with reasonable access to appropriate technical personnel of Oji or its Subsidiaries to provide on-site technical support and training at VCP facilities in order to ensure that New Technology is transferred to VCP in accordance with the terms of this Section 4.01 within a commercially reasonable time period (the “New Technology Transfer Program”). VCP shall bear all additional expenses of the New Technology Program, including traveling and living expenses of Oji’s or its Subsidiaries’ employees.

(d) In the event that either party provides to the other a Non-Renewal Notice pursuant to Section 7.02, the obligations of this Section 4.01 shall terminate and Oji shall be under no obligation to provide and license to VCP additional New Technology (which has not previously been transferred to VCP) from the date thereof.

Section 4.02 Improvements. (a) In the event that Improvements to the Current Technology or the New Technology are developed by Oji or its Subsidiaries, Oji shall, or shall cause its Subsidiaries to, provide VCP with a know-how book that that describes in reasonably adequate detail such Improvements promptly after such Improvements are ready to be incorporated into a corresponding Thermal Paper Product’s manufacturing process. Oji shall, or shall cause its Subsidiaries to, grant to VCP a non-exclusive license to use all Improvements developed by Oji or its Subsidiaries in the manufacturing, sale or distribution of Licensed Thermal Paper Products until the expiration of the Royalty License or, if Oji or its subsidiaries have developed an Improvement for a Licensed Thermal Paper Product that is subject to a Perpetual License, in connection with any such applicable Perpetual License. This agreement shall serve as consideration for all such licenses granted by Oji to VCP to use all Improvements developed by Oji, and VCP shall not be required to provide payment in addition to royalty payments described in Section 3.01 for the use of such Improvements. Oji shall provide VCP with reasonable access to appropriate technical personnel of Oji or its Subsidiaries to provide on-site technical support and training at VCP facilities in order to ensure that Improvements are transferred to VCP in accordance with the terms of this Section 4.02(a) within a commercially reasonable time period. VCP shall pay Oji $1,000 per employee of Oji or its Subsidiaries per day, or part thereof, for each such employee providing on-site technical support and training at VCP facilities pursuant to this Section 4.02(a), plus VCP shall bear all additional expenses related to this Section 4.02(a), including traveling and living expenses of Oji’s or its Subsidiaries’ employees.

(b) In the event that Improvements to the Current Technology or the New Technology are developed by VCP, VCP shall provide Oji with a know-how book that describes in reasonably adequate detail such Improvements promptly after such Improvements are ready to be incorporated into a corresponding Thermal Paper Product’s manufacturing process. VCP shall grant to Oji and its Subsidiaries a non-exclusive license to use all Improvements developed by VCP in the manufacturing, sale or distribution of Licensed Thermal Paper Products in perpetuity. This agreement shall serve as consideration for all such licenses granted by VCP to Oji to use all Improvements developed by VCP, and Oji shall not be required to provide any additional payment for the use of such Improvements. VCP shall provide Oji with reasonable access to appropriate technical personnel of VCP to provide on-site technical support and training at Oji facilities to ensure that Improvements are transferred to Oji in accordance with the terms of this Section 4.02(b) within a commercially reasonable time period. Oji shall pay VCP $1,000 per employee of VCP per day, or part thereof, for each such employee providing on-site technical support and training at Oji or its Subsidiaries facilities pursuant to this Section 4.02(b), plus Oji shall bear all additional expenses related to this Section 4.02(b), including traveling and living expenses of VCP’s employees.

(c) In the event that an Intellectual Property right shall arise in connection with an Improvement, such right shall inure to the party that developed such Improvement and such party shall be entitled to make all filings and take all such other actions as may be necessary or desirable in connection with the protection or enforcement of such right, provided that this Section 4.02(c) shall not apply to the licenses explicitly contemplated by Sections 4.02(a) and 4.02(b).

Section 4.03 Ongoing Technical Support. (a) Upon VCP’s request, Oji shall, or shall cause its Subsidiaries to, provide the services of its or its Subsidiaries technical personnel to provide VCP’s technical personnel with on-site technical support at VCP’s facilities in the manufacture of Thermal Paper Products using the Current Technology or the New Technology during the Term of this Agreement.

(b) Upon request by VCP, VCP shall be entitled to send its technical or commercial personnel to receive technical support, or to exchange technical service or marketing information relating to Thermal Paper Products manufactured, sold or distributed using the Current Technology or the New Technology, at facilities owned by Oji or its Subsidiaries during the Term of this Agreement.

(c) The number of VCP’s, Oji’s or its Subsidiaries’ personnel that shall be required to travel to the other party’s facilities pursuant to Sections 4.01(c), 4.02(a), 4.02(b), this Section 4.03 or Section 5.06 shall not exceed five (5) employees per visit. The period of stay for such personnel shall not exceed an aggregate of twenty (20) man-working days per Contract Year and shall not exceed an aggregate of two hundred (200) man-working days during the Term.

(d) During the Term of this Agreement, VCP shall be entitled to receive, free of charge, an aggregate of twenty (20) man-working days per Contract Year, which shall not exceed an aggregate of two hundred (200) man-working days during the Term as Ongoing Technical Support (“Service Deductible”). For each man-working day requested by VCP in excess of the Service Deductible per Contract Year, VCP shall pay Oji $1,000 per employee of Oji or its Subsidiaries per day, or part thereof, for each such employee providing technical support or exchanging technical service or marketing information to VCP’s technical personnel or commercial personnel (whether at VCP’s facilities, Oji’s or its Subsidiaries’ facilities or otherwise) pursuant to this Section 4.03, including traveling and living expenses of VCP’s, Oji’s or its Subsidiaries employees.

(e) No employee of VCP, Oji or its Subsidiaries shall be required to travel to the other party’s facilities pursuant to Sections 4.01(c), 4.02(a), 4.02(b), this Section 4.03 or Section 5.06 unless a separate safety agreement regarding each visit is executed by VCP and Oji or its Subsidiaries.

Section 4.04 English Language. All know-how books, information, drawings, instructions concerning processes and other documents or data, that may be made available to VCP pursuant to this Article IV, shall be prepared in the English language.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01 Additional Territories. (a) VCP shall not sell or distribute in any territory other than the Exclusive Territory and the Non-Exclusive Territory any Thermal Paper Product manufactured, sold or distributed using any valid Patent, Copyright, Trade Mark or Trade Secret of Oji or its Subsidiaries, including the Current Technology and the New Technology, and any Improvements thereto required to be licensed to VCP pursuant to Section 4.02 (an “Oji Technology Thermal Paper Product”), without obtaining prior written consent from Oji (“Additional Territory Written Consent”), which, in Oji’s sole discretion, may be denied. Once Oji grants an Additional Territory Written Consent, such new territory shall become an integral part of the Exclusive and Non-Exclusive Territory list, as the case may be (an “Additional Territory”) and all rights and obligations of this Agreement shall apply to such Additional Territory in the same manner as in the current listed territories. In the event that Oji grants VCP such Additional Territory Written Consent and (i) Oji or its Subsidiaries have established channels of distribution for Thermal Paper Products in the Additional Territory as of the date of such consent, or (ii) Oji or its Subsidiaries establish channels of distribution for Thermal Paper Products after the date of such consent, Oji shall provide VCP access to sell or distribute Oji Technology Thermal Paper Products through such channels of distribution and such channels of distribution shall be the sole channels of distribution through which VCP may sell or distribute Oji Technology Thermal Paper Products in the Additional Territory. VCP shall pay Oji royalties on the Net Sales Price of Oji Technology Thermal Paper Products sold or distributed in the Additional Territories as specified in Sections 3.01(c)(i) through (xiii), unless otherwise stated in the Additional Territory Written Consent, in which case the royalties payable with respect to Oji Technology Thermal Paper Products shall be on the terms set forth in the Additional Territory Written Consent.

(b) VCP agrees that it shall not knowingly sell or distribute Oji Technology Thermal Paper Products to any Person who sells, distributes, or plans to sell or distribute, either directly or through one or more intermediaries, such Oji Technology Thermal Paper Products in an Additional Territory (an “Additional Territory Distributor”). In the event that either Oji or VCP identifies a violation, both parties will immediately discuss in good faith and define the most appropriate measures to restrain and prevent future violations. While it is understood that VCP shall not be responsible for any breach of this Section 5.01(b) by any Person to whom it sells or distributes Oji Technology Thermal Paper Products, VCP agrees to support Oji and to jointly take all commercially reasonable measures to restrain such violation (as previously agreed in good faith discussions with Oji), including, if necessary, the termination of future sales arrangements and appropriate court proceedings, to restrain all Persons to whom it sells or distributes Oji Technology Thermal Paper Products from becoming or continuing to be an Additional Territory Distributor.

Section 5.02 Purchases by Oji or VCP. (a) In the event that Oji or any of its Subsidiaries wishes to purchase from VCP Licensed Thermal Paper Products manufactured by VCP for sale or distribution in an Additional Territory, VCP shall use its commercially reasonable efforts to supply such Licensed Thermal Paper Products to Oji. In the event that VCP wishes to purchase from Oji or its Subsidiaries Thermal Paper Products manufactured by Oji or its Subsidiaries for sale or distribution by VCP in the Exclusive Territory or the Non-Exclusive Territory, Oji shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to supply such Thermal Paper Products to VCP.

Section 5.03 Right to Bid.

(a) If at any time VCP desires to sell its or its Subsidiaries’ business of manufacturing, coating, distributing and selling Thermal Paper, or any material portion thereof (the “Sale Assets”), whether by merger, business combination, sale of stock, recapitalization, joint venture, sale of assets or otherwise, VCP will invite Oji to participate as a potential buyer by delivering written notice thereof to Oji (the “Sale Notice”) together with the rules, schedules and time periods for the potential acquisition (the “Offer Rules”).

(b) Within the period set forth in the Offer Rules, Oji shall, at its option, provide to VCP a written offer to purchase the Sale Assets (the “Oji Offer”), stating all material terms of such offer, including purchase price and structure of the transaction. If Oji does not provide to VCP the Oji Offer within the required period, Oji shall be deemed to have no interest in a potential acquisition.

(c) The Offer Rules provided to Oji shall be materially the same as the Offer Rules provided to any interested third parties.

(d) If VCP receives an unsolicited offer from a third party to acquire any of its Thermal Paper manufacturing assets, VCP will invite Oji to make a competing offer. The process of notice and offer must be sufficiently expedient as to not affect VCP’s ability to conclude a sale. In addition, VCP will not be required to disclose to Oji the identity nor the terms of the offer.

Section 5.04 Global Network. To the extent permitted by applicable Laws, Oji shall invite VCP to and include VCP in its yearly management meetings and discussions regarding global strategy for Oji and its Subsidiaries. At such meetings, Oji and its Subsidiaries shall exchange with VCP information about business strategy, market trends, technological trends regarding Thermal Paper, competitors, major customers and major original equipment manufacturers related to Thermal Paper Products.

Section 5.05 Strategy Meetings. During the Term of this Agreement, Oji and VCP shall meet once per Contract Year to exchange new ideas, share new techniques, and discuss other topics of import regarding the manufacture, sale and distribution of Thermal Paper Products (a “Strategy Meeting”). At such meetings, VCP and Oji may discuss ongoing research into the development of new Thermal Paper Products, ongoing research into the improvement of currently existing Thermal Paper Products and potential new applications of Thermal Paper Products. Such Strategy Meeting shall coincide with, and be held in the same location as, the meetings and discussions described in Section 5.04. At the request of either Oji or VCP, an additional Strategy Meeting shall be held each Contract Year during the Term of this Agreement at Oji’s facilities in Japan (or such other location mutually agreed upon by Oji and VCP), but under no circumstances shall Oji or VCP be required to attend more than two Strategy Meetings in any given Contract Year. Oji and VCP will each be liable for its own costs and expenses, including traveling and living expenses, incurred in connection with such Strategy Meetings.

Section 5.06 Yearly Mill Surveys. Once per Contract Year during the Term of this Agreement, pursuant to an agenda to be mutually agreed by Oji and VCP, Oji shall, or shall cause its Subsidiaries, to conduct a mill survey to review, assess and update technical information, as well as audit the machines, personnel and processes used by VCP to manufacture Licensed Thermal Paper Products (a “Mill Survey”) and shall share the results of such Mill Survey, along with any related recommendations, to VCP within a commercially reasonable time period after the conclusion of such Mill Survey. At the request of VCP, Oji shall, or shall cause its Subsidiaries, to conduct an additional Mill Survey each Contract Year during the Term of this Agreement, but under no circumstances shall Oji or its Subsidiaries be required to conduct more than two Mill Surveys in any given Contract Year. The number of Oji’s or its Subsidiaries’ personnel that shall be required to travel to VCP’s facilities pursuant to this Section 5.06 shall not exceed the limits contained in the first sentence of Section 4.03(c), and the period of stay for such personnel shall not exceed the limits contained in the second sentence of Section 4.03(c). The first Mill Survey conducted under this Agreement shall be at the cost of Oji, with VCP to reimburse all related expenses. For additional Mill Surveys, VCP shall pay Oji a reasonable fee, to be agreed upon by Oji and VCP for the employees of Oji or its Subsidiaries conducting each Mill Survey, plus VCP shall bear all additional expenses related to each Mill Survey, including traveling and living expenses of employees of Oji or its Subsidiaries. Such fee shall be in addition to any man-work days, relating to technical support. If VCP decides to send its own employees to Oji or its Subsidiaries to participate in the Mill Survey, then it may discount the time employed by Oji employees from the man-working days within the Service Deductible amount specified in Section 4.03(d).

Section 5.07 Inquiry with Exclusive Territory. In the event that Oji or its Subsidiaries receive an inquiry from a potential purchaser of Thermal Paper Products in the Exclusive Territory, Oji shall promptly inform VCP of such inquiry and discuss with VCP a mutually beneficial strategy to supply Thermal Paper Products to such potential purchaser.

Section 5.08 Quality Control. VCP agrees that Thermal Paper Products manufactured and sold by it shall be of good quality, shall be in accordance with all specifications contained in know-how books provided with the Current Technology, New Technology and Improvements and shall meet the standards and specifications of Licensed Thermal Paper Products manufactured by Oji or its Subsidiaries. VCP shall not manufacture Thermal Paper Products using the Current Technology, New Technology or Improvements that materially deviate from the foregoing requirements of this Section 5.08 without prior written approval from Oji.

Section 5.09 Quality Analysis. In the event that VCP wishes to evaluate the quality of a competitor’s Thermal Paper Product being sold in either the Exclusive Territory or the Non-Exclusive Territory, VCP shall discuss such proposal with Oji and evaluate the most efficient manner in which to develop a useful benchmarking tool.

Section 5.10 Cost Reductions. To the extent permitted by law, Oji agrees to study, together with VCP, manners in which to optimize production and reduce manufacturing costs, for example, by developing alternative production processes and/or by introducing VCP to alternative suppliers of raw materials (including chemicals). Oji shall not be responsible or liable for any failure to optimize production, reduce manufacturing costs, develop alternative production processes or introduce VCP to alternative suppliers of raw materials, and any such failure shall not be construed as a breach of this Agreement by Oji.

ARTICLE VI

CONFIDENTIALITY

Section 6.01 Confidential Information. Oji and VCP acknowledge and agree that all of the Current Technology, New Technology and Improvements provided, disclosed or otherwise made available by either Oji, its Subsidiaries, or VCP (the “Disclosing Party”) to either VCP or Oji (the “Receiving Party”) pursuant to the terms of this Agreement or any other prior agreement or otherwise between Oji and VCP shall be the “Confidential Information” of the Disclosing Party and shall be subject to the restrictions on disclosure and use set forth in this Article VI; provided, however, that Confidential Information shall not include any information of a Disclosing Party that the Receiving Party can demonstrate, by competent evidence:

(a) is generally available in the public domain or hereafter becomes available to the public through no act of the Receiving Party;

(b) was independently known to the Receiving Party prior to receipt thereof; or

(c) was made available to the Receiving Party as a matter of lawful right by a third party who had no obligations of confidentiality to the Disclosing Party.

For an abundance of clarity, VCP agrees and acknowledges that the Current Technology and any New Technology or Improvements provided by Oji or its Subsidiaries to VCP are the Confidential Information of Oji or its Subsidiaries and that, as a result, VCP owes Oji and its Subsidiaries a duty of confidentiality under this Article VI with respect thereto.

Section 6.02 Obligations. Each Receiving Party agrees that during the Term and thereafter (a) that it shall treat as confidential all Confidential Information, (b) that it shall use the same level of care to prevent disclosure of the Confidential Information that it uses to protect its own similar confidential or proprietary information, but in no event, not less than a commercially reasonable degree of care, and (c) that it shall not, without prior written consent of the Disclosing Party, directly or indirectly:

(i) make any use, including but not limited to any research, commercial or potential commercial use thereof, of any portion of the Confidential Information of the Disclosing Party for purposes other than those set forth in this Agreement; or

(ii) duplicate, disseminate, disclose or transfer any portion of the Confidential Information to any Person other than those employees or agents of the Receiving Party having a need to know such Confidential Information in connection with the authorized use of the Confidential Information pursuant to the terms of the Royalty License, any Perpetual License and this Agreement.

Section 6.03 Authorized Disclosure. A Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is required by applicable Law, including applicable securities regulations, provided that to the extent reasonably possible, the Receiving Party provides reasonable prior written notice of such disclosure to the Disclosing Party, permits the Disclosing Party to seek a protective order or confidential treatment of such information, and takes all reasonable actions to avoid or minimize the extent of disclosure and unauthorized use of the Confidential Information.

Section 6.04 Employees; Agents. VCP and Oji shall, and Oji shall cause its Subsidiaries to, ensure that each employee or agent who has access to Confidential Information is bound to written obligations of confidentiality and non-use at least equivalent in scope to those set forth in Sections 6.01 and 6.02. VCP acknowledges that it shall be responsible for any breach of any provision of this Article VI by any of its employees or agents, and VCP agrees to take all commercially reasonable measures, including appropriate court proceedings, to restrain its employees and agents from prohibited or unauthorized disclosure or use of the Confidential Information.

Section 6.05 Return of Confidential Information. Upon termination or expiration of the Agreement, a Receiving Party will promptly return to the Disclosing Party or destroy, all know-how books, documents, notes and other tangible materials comprising or containing the Disclosing Party’s Confidential Information and all copies thereof; provided, however, that each Receiving Party may retain one (1) copy of the Confidential Information received hereunder solely to fulfill its rights and obligations that may survive the termination of this Agreement.

Section 6.06 Remedies Upon Breach.

(a) In the event that either Oji of VCP becomes aware of an unauthorized disclosure of confidential information, it shall notify the other party immediately so that both Oji and VCP may seek jointly effective manners to restrain such disclosure as quickly as possible in order to minimize damages to both Oji and VCP.

(b) Without prejudice to the foregoing, each of the parties agrees that if it, or any of its employees or agents, were to breach any provision of this Article VI, the other party or its Subsidiaries would suffer damages that are not readily ascertainable. Accordingly, in addition to and without limiting any remedies in law or in equity that may be available to each party for the breach of any provision of this Article VI, including, but not limited to, injunctive and other equitable relief, each party agrees that in the event the other provides written notice to it of a breach of a provision of this Article VI by it or any of its employees or agents (a “Breach Notice”), the party shall have fifteen (15) days from the date it receives such Breach Notice (the “Cure Period”) to fully cure any breach and bring itself, and its employees and agents, in full compliance with this Article VI. A non-cured breach of this Article VI will entitle the non-breaching party to suspend performance of its obligations under the remainder of this Agreement and to seek judicial relief and monetary compensation for direct (non-consequential) damages.

(c) Each Receiving Party acknowledges and agrees that a Disclosing Party’s remedy at law for any breach of any provision of this Article VI would be inadequate and that for any breach of such provision, such Disclosing Party shall, in addition to and cumulative with other remedies as may be available to it at law or in equity, or as provided for in this Agreement, be entitled to a preliminary or permanent injunction, restraining order, or other equitable relief, without the necessity of posting a bond, restraining such Receiving Party, or any of its employees or agents, from committing or continuing to commit any violation of any provision of this Article VI. Each Receiving Party agrees that proof shall not be required that monetary damages for breach of any provision of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

ARTICLE VII

TERM; TERMINATION

Section 7.01 Term. This Agreement shall remain in full force and effect for ten (10) years from the date hereof (the “Initial Term”), unless sooner terminated, as provided in this Article VII.

Section 7.02 Term Extensions. Oji and VCP shall meet at a mutually agreed upon location between thirty (30) months and twenty-seven (27) months prior to the expiration of the Initial Term to discuss future extensions of this Agreement. Notwithstanding the foregoing sentence, after the expiration of the then-effective Term, this Agreement shall automatically renew for successive one (1) year periods, unless either party shall provide the other party with written notice of non-renewal (the “Non-Renewal Notice”) not less than twenty-four (24) months in advance of the date of the expiration of the Term. The “Term” of this Agreement shall be the Initial Term and any renewal or renewals thereof.

Section 7.03 Termination. This Agreement shall terminate in the following manner:

(a) at any time by the mutual written agreement of Oji and VCP;

(b) at the expiration of the Term;

(c) pursuant to the terms of Section 3.02(a);

(d) at the option of Oji in any of the following events:

(i) upon the institution of insolvency, receivership, bankruptcy, reorganization or composition proceedings or any other proceedings for the settlement of VCP’s debts;

(ii) upon the commencement of an involuntary proceeding seeking liquidation, reorganization or other relief with respect to VCP, or of a substantial part of its assets under any bankruptcy, insolvency, receivership or other Law, provided that such proceeding goes undismissed for sixty (60) calendar days;

(iii) upon VCP making an assignment for the benefit of creditors;

(iv) upon VCP’s dissolution, winding up, or ceasing to conduct business in the normal course; or

(v) upon a Change of Control of VCP;

(e) at the option of VCP in any of the following events:

(i) Upon Oji or its Subsidiaries persistent failure to provide any Improvements to VCP pursuant to Section 4.02(a).

(ii) upon the institution of insolvency, receivership, bankruptcy, reorganization or composition proceedings or any other proceedings for the settlement of Oji’s debts;

(iii) upon the commencement of an involuntary proceeding seeking liquidation, reorganization or other relief with respect to Oji, or of a substantial part of its assets under any bankruptcy, insolvency, receivership or other Law, provided that such proceeding goes undismissed for sixty (60) calendar days;

(iv) upon Oji making an assignment for the benefit of creditors;

(v) upon Oji’s dissolution, winding up, or ceasing to conduct business in the normal course; or

(vi) upon Oji’s persistent failure to provide technical support or perform its obligations pursuant to the terms of this agreement.

(vii) upon a Change of Control of Oji.

Section 7.04 Effect of Termination. In the event of termination of this Agreement as provided in either Sections 3.02 or 7.03, this Agreement shall forthwith become void and the obligations of the parties pursuant to this Agreement will terminate except for those obligations on the part of either party hereto contained in Article VI and Sections 8.02, 8.03, 8.04, 8.05, 8.10, and 8.11. Notwithstanding the foregoing, in the event of termination of this Agreement as provided in Section 7.03(b), the obligations on the part of VCP contained in Section 3.01(a), Section 3.01(c)(x) through (xiii), Section 3.02, Section 3.03 and Section 3.04 shall also survive such termination. Notwithstanding the foregoing, VCP shall be entitled to manufacture, sell and distribute all Licensed Paper Products according to the Perpetual License received pursuant to Section 3.01(a), beyond the termination of this Agreement. Also notwithstanding the foregoing, any termination of this Agreement shall not relieve either party from liability for any breach of this Agreement and any amounts due and unpaid as of the date of termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Oji without the prior written consent of VCP, which shall not be unreasonably withheld, or by VCP without the prior written consent of Oji, which shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.

Section 8.02 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other party shall be in writing and delivered in person or by overnight courier or by facsimile transmission as follows (or at such address or facsimile number of which notice shall have been duly given in accordance with this Section 8.02):

If to Oji:	Oji Paper Co. Ltd.
7-5, Ginza 4-Chome, Chuo-ku
Tokyo 104-0061 Japan
Telephone: 8.13.3563.4666
Facsimile: 8.13.3563.4135
Attention: Mr. Ryuichi Kisaka

With a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, NY 10281
Telephone: (212) 504-6057
Facsimile: (212) 504-6666
Attention: Louis J. Bevilacqua

If to VCP:	Votorantim Celulose e Papel S.A.
Alameda Santos, 1357, 6th Floor
Cerqueira Cesar 01419-908
Sao Paulo, SP, Brazil
Telephone: 55-11-2138-4131
Facsimile: 55-11-2138-4346
Attention: Marcelo Strufaldi Castelli

With a copy to:	Votorantim Celulose e Papel S.A.
Alameda Santos, 1357, 6th Floor
Cerqueira Cesar 01419-908
Sao Paulo, SP, Brazil
Telephone: 55-11-3417-6951
Facsimile: 55-11-3417-6953
Attention: Shinji Sato

and:

Proskauer Rose LLP
1585 Broadway
New York, New York 10036-8299
Telephone: (212) 969-3160
Facsimile: (212) 969-2900
Attention: Carlos Martinez

or to such other place and with such other copies as either party may designate as to itself by written notice to the others. Any notice delivered in accordance with this Section 8.02 shall be deemed effective upon personal delivery, or on the first Business Day following the sending of such notice by overnight courier service or facsimile.

Section 8.03 Choice of Law. This agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York.

Section 8.04 Venue/Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity of this Agreement, shall be determined by arbitration. The arbitration shall be conducted in the Borough of Manhattan, in the State of New York pursuant to the Rules and Procedures of the American Arbitration Association. The controlling law shall be that of the State of New York and the arbitration shall be conducted in the English language. The arbitration shall be conducted by a three arbitrators. Each party shall designate an arbitrator and the two arbitrators so designated shall designate a third arbitrator. The three arbitrators so chosen will conduct the arbitration and will resolve the controversy by a majority vote. The judgment of the arbitrators will be final and binding on the parties. The judgment may be entered in any competent court having jurisdiction which may then enforce the judgment, without reconsideration of the merits or appeal. The costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys fees of the prevailing party, will be borne by the non-prevailing party as directed by the arbitrators.

Section 8.05 Indemnification; Defense Against Complaint. (a) Each party and its Subsidiaries, officers, directors, employees, agents, successors and permitted assigns shall be indemnified and held harmless by the other party for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any action, claim, suit or other proceeding brought or otherwise initiated by any of them) (“Losses”) arising out of or resulting from the breach of any provision of this Agreement by the other party.

(b) VCP and its Subsidiaries, officers, directors, employees, agents, successors and permitted assigns shall be indemnified and held harmless by Oji for and against any and all Losses arising out of or resulting from the breach of any provision of this Agreement by Oji.

(c) Oji agrees to use commercially reasonable efforts to cooperate with and supply reasonably necessary information to VCP in its defense against any complaint with regard to any Intellectual Property right of a third party with respect to VCP’s manufacture, sale or distribution of Thermal Paper Products using the Current Technology or the New Technology.

(d) Each party shall covenant to the other that all licenses provided are proprietary and that the providing party is entitled to grant such license, free and clear of encumbrances.

(e) Each party shall indemnify the other for and exempt the other from all costs and expenses directly or indirectly related to or arising from any Losses associated with the manufacture, sale or distribution of Thermal Paper Products using the providing party’s licensed Intellectual Property, including Losses associated with (i) product liability, (ii) applicable safety Laws, (iii) applicable environmental laws and (iv) actions, claims, suits, or other proceedings brought by any third party, including any governmental agency, authority or other body or entity, except to the extent such Losses results from acts of omissions of employees or representatives of the party claiming the Loss.

Section 8.06 Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement among Oji and VCP pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of Oji and VCP. This Agreement, or any provision hereof, may be amended, supplemented, modified or waived by the parties hereto from time to time; provided that no amendment supplement, modification or waiver of this Agreement shall be binding unless executed in writing by Oji and VCP. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.08 Invalidity. In the event that any one or more of the provisions, rates or amounts contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provisions, rates or amounts shall be enforced to the maximum extent permitted by Law to effect the intentions of the parties hereunder, and such invalidity, illegality or unenforceability of such provisions, rates or amounts shall not affect any other provision of this Agreement or any other such instrument.

Section 8.09 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.10 Expenses. Oji and VCP will each be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

Section 8.11 Publicity. Oji and VCP agree to notify each other prior to issuing any press release or making any public statement regarding the transactions contemplated hereby, and will obtain the reasonable approval of the other party prior to making such release or statement, including, without limitation, any press release issued by either or both of Oji and VCP in connection with the transactions contemplated by this Agreement.

Section 8.12 Independent Contractor. Nothing contained in this Agreement shall be construed as constituting or giving rise to a partnership, joint venture or agency between Oji and VCP.

Section 8.13 Severability of Provisions. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 8.14 Force Majeure. Neither of the parties hereto shall be liable for any failure to perform its duties or obligations under this Agreement owing to war, serious fire, flood, typhoon, earthquake and any objective circumstance which is unforeseeable, unavoidable and insurmountable.

Section 8.15 Official Language. The official language of this Agreement shall be English.

Section 8.16 Translation. The translation of this Agreement into Portuguese will serve as a mere reference. In the event of any inconsistency between the English version of this Agreement and the Portuguese version of this Agreement, the English version of this Agreement shall be determinative for purposes of interpretation of this Agreement.

ARTICLE IX

ACKNOWLEDGEMENTS

Section 9.01 Acknowledgements of Oji and VCP. Oji and VCP acknowledge and confirm that as of the date hereof:

(a) the Current Technology consists of a number of highly valuable, unique, proprietary technologies and processes which have been developed and refined by Oji or its Subsidiaries over a long period of time and which are not available from any source other than Oji or its Subsidiaries;

(b) in addition to Patents of Oji in full force and effect, VCP uses Oji’s Trade Secrets in the manufacture of all Thermal Paper Products that VCP currently manufactures;

(c) VCP uses Trade Marks or Copyrights of Oji (including, without limitation, paper grade names, model numbers or brand names) in the sale or distribution of Thermal Paper Products that VCP currently sells or distributes;

(d) given the current demand for Thermal Paper Products manufactured, sold or distributed by VCP, VCP does not currently have the capacity to manufacture, sell or distribute Thermal Paper Products outside of the Exclusive Territory and Non-Exclusive Territory.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OJI PAPER CO., LTD.

By:	/s/ Tomoo Edagawa
Name: Tomoo Edagawa
Title: Corporate Officer Commercial Paper Division

VOTORANTIM CELULOSE E PAPEL S.A.

By:	/s/ José Luciano Penido
Name: José Luciano D. Penido
Title: Chief Executive Officer

By:	/s/ Marcelo Strufaldi Castelli
Name: Marcelo Strufaldi Castelli
Title: Officer

Sch. 4.01